                                AMENDMENT NO. 1
                                ---------------


     AMENDMENT NO. 1 dated as of May 21, 2001 to the Custody Agreement, dated as of December 22, 1997, between THE BEAR STEARNS FUNDS (the "Trust") and CUSTODIAL TRUST COMPANY ("Custodian").

     The Trust and Custodian hereby agree as follows:

     1.  Definitions.  (a)  Section 1.8, AEligible Foreign Custodian,@ shall be
         -----------
amended by deleting it in its entirety and replacing it with the following:
AEligible Foreign Custodian= has the same meaning as in Rule 17f-5 under the 1940 Act.@

     (b) Section 1.10, AForeign Securities Depository,@ shall be deleted in its entirety and replaced with the following: AEligible Securities Depository= has the same meaning as in Rule 17f-7 under the 1940 Act.@

     (c) Section 1.14, ASecurities Depository,@ shall be amended by deleting therefrom the word AForeign@ and replacing it with the word AEligible@.

     (d)  A new Section 1.17 shall be added to the Definitions, as follows:
AForeign Assets= has the same meaning as in Rule 17f-5 under the 1940 Act.@

     2.  Employment of Foreign Sub-Custodians.  Section 3.6 (a) of the Agreement
         ------------------------------------
is deleted and replaced with the following:

          A(a) (i) By providing Proper Instructions to open an account in a given jurisdiction outside the United States, the Trust shall be deemed to have confirmed to Custodian that the Trust has (A) assessed and accepted all material country or sovereign risks in such jurisdiction and accepted responsibility for their occurrence, (B) made all determinations required to be made by the Trust under the 1940 Act, and (C) appropriately and adequately disclosed to its shareholders, other investors and all persons who have rights in or to such investments, all material investment risks, including those relating to the custody and settlement infrastructure or the servicing of securities in such jurisdiction. Proper Instructions to open an account in a given country shall comprise authorization of Custodian to hold assets in such country in accordance with the terms of this Agreement. Custodian shall not be required to make independent inquiry as to the authorization of the Trust to invest in such country.

       (ii) Unless instructed otherwise by the Trust, Custodian at any time and from time to time in its discretion may appoint and employ in accordance with the 1940 Act, and may also cease to employ, (A) any overseas branch of any Eligible Domestic Bank, or (B) any Eligible Foreign Custodian selected by the Foreign Custody Manager, in each case as a foreign sub-custodian for securities and other assets of a Portfolio that are maintained outside the United States, provided, however, that the employment of any such overseas branch has been approved by the Trust and, provided further, that, in the case of any such

     Eligible Foreign Custodian, the Foreign Custody Manager has approved, in writing, the agreement pursuant to which Custodian employs such Eligible Foreign Custodian.

       (iii) Unless instructed otherwise by the Trust, Custodian may deposit and/or maintain Foreign Assets of the Trust in any Eligible Securities Depository. Prior to the time that securities are placed with such Eligible Securities Depository, but subject to the provisions of Section 3.6(a)(iv) below, Custodian shall have prepared an assessment of the custody risks associated with maintaining assets with the Eligible Securities Depository.

       (iv) Prior to placing any assets of the Trust with an Eligible Securities Depository, Custodian shall provide to the Trust an assessment of the custody risks associated with maintaining assets within such Eligible Securities Depository, provided, however, that if such Foreign Assets are to be placed or maintained with such Eligible Securities Depository prior to July 1, 2001 (which is the effective date of Rule 17f-7 under the 1940 Act, that requires the delivery of such an assessment) and Custodian does not then have such assessment available, Custodian may provide such assessment to the Trust on July 1, 2001, or promptly thereafter. Custodian shall monitor such custody risks on a continuing basis and promptly notify the Trust of any material change in such risks. In performing its duties under this Section 3.6(a)(iv), Custodian shall use reasonable care, prudence and diligence and, in the exercise of such care, prudence and diligence, may rely upon examinations performed and determinations made by Citibank, N.A. or such other operator of a global custody system as the Trust may from time to time approve.@

     2.   Effective Date.  This Amendment No. 1 shall be effective as of May 3,
          --------------
2001.


     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be executed by its representative thereto duly authorized, all as of the day and year first above written.



THE BEAR STEARNS FUNDS, INC.        CUSTODIAL TRUST COMPANY

By           /s/ Frank J. Maresca                       By         /s/ Kevin J. Darmody
       --------------------------------                       -------------------------------
          Vice President & Treasurer                               Senior Vice President